EXHIBIT 2.9


                             SHARE PLEDGE AGREEMENT


DATED AS OF:      31st January, 2003

AMONG: Beverage Associates (BAC) Corp., an international business company duly organised and existing under the laws of the British Virgin Islands, having its registered office at Craigmuir Chambers PO Box Road Town Tortola, British Virgin Islands

                  (hereinafter the "Pledgor")

AND: Companhia de Bebidas Das Americas - Ambev, a corporation duly organised and existing under the laws of Brazil and having its registered office at Av. Maria Coelho Aguiar 215, Bloco F, 6(degree) andar, salao 01, Sao Paulo, SP, Brazil until February 3, 2003, and thereafter at Rua Dr. Renato Paes de Barros, n(degree) 1.017, 3(degree) andar cjs. 31 et 32, 04530-000 Sao Paulo, SP, Brazil

                  (hereinafter the "Pledgee")

AND: Quilmes Industrial (Quinsa) S.A., a company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 84, Grand-Rue in Luxembourg and being registered with the Luxembourg Register of Commerce under number B 32.501

                  (hereinafter the "Company").


WHEREAS


A. The Pledgor holds 373,520,000 registered Class A shares without par value in the corporate capital of Company (the "Remaining Shares").

B. Pursuant to Section 5.08 of the Stock Purchase Agreement entered into as of 1st May 2002 among the Pledgor as seller and the Pledgee as purchaser (the "Stock Purchase Agreement"), the Pledgor agreed inter alia to enter into pledge agreements for the benefit of the Purchaser, with terms and conditions reasonably satisfactory to Purchaser, to assure delivery of the Remaining Shares to Purchaser free and clear of all Liens and as otherwise required by Sections 1.04 (d) (i) and 1.04(e) (i) thereof.


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NOW, THEREFORE, the Pledgor hereby agrees with the Pledgee as follows:


1.   DEFINITIONS AND INTERPRETATION


Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement have the meanings provided in the Stock Purchase Agreement. Nothing in this Agreement shall be construed as limiting any of the rights and remedies under the Stock Purchase Agreement unless expressly set forth herein.

SECURED OBLIGATIONS MEANS: All obligations due by Pledgor to Pledgee under sections 1.04 (d) (i) and 1.04 (e) (i) of the Stock Purchase Agreement dated as of 1st May 2002, being the obligations to deliver the Remaining Shares to Pledgee on the terms set forth in the Stock Purchase Agreement and any and all amounts owing by the Pledgor to the Pledgee in respect of such obligation whether arising as a result of default of such obligation or otherwise.

ESCROW AGREEMENT MEANS: The Escrow Agreement entered into on the date hereof between the Pledgor, the Pledgee and the Bank of New York pursuant to which the Pledgor and the Pledgee agree to put a portion of the Pledged Shares (as defined below), such portion being defined in the Escrow Agreement as the "Equalisation Shares", in escrow.

EVENT OF DEFAULT MEANS: The failure by Pledgor to perform the Secured
Obligations.


2.   PLEDGE


(A) As security for the performance and discharge when due of the Secured Obligations, the Pledgor hereby pledges to the Pledgee the Remaining Shares (as such, the "Pledged Shares") and the Pledgor hereby grants to the Pledgee, a first security interest in such Pledged Shares (the "Pledge") as collateral security for the prompt and complete performance and discharge of the Secured Obligations.

(B) The Pledgor shall simultaneously herewith procure the inscription of the Pledge in favour of the Pledgee in the shareholders' register held by the Company and present to the Pledgee a copy thereof from the Company confirming that this inscription has been duly made. The Pledgee accepts such inscriptions according to the terms thereof. The Pledgor shall also procure that such inscription of the Pledge in favour of the Pledgee in the shareholders' register held by the Company covers the shares subject to the

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     Escrow Agreement and any shares released from the escrow created by the
     Escrow during the term of the Pledge Agreement.

(C) The Pledgor and Company jointly instruct and appoint Mr Carlo Hoffmann, secretary general of the Company, residing in Luxembourg as proxy to register this Pledge in the shareholders' register of the Company.

3.   VOTING RIGHTS AND OTHER RIGHTS OF THE PLEDGEE


Until the occurrence of an Event of Default, the Pledgor shall be entitled (i) except as otherwise provided in the Escrow Agreement in respect of the Equalisation Shares to exercise any and all voting and consensual rights and powers accruing to the owner of the Pledged Shares for any purpose consistent with the terms of the Shareholders Agreement and (ii) to receive and retain any and all cash dividends paid in respect of the Pledged Shares. Upon the occurrence of an Event of Default, all such voting and consensual rights and powers and dividend rights shall cease immediately and thereafter be vested in the Pledgee, which shall thereafter have the sole and exclusive right and authority to exercise such voting and consensual rights and powers and to receive and retain any and all cash dividends paid in respect of the Pledged Shares and solely for such purpose the Pledgor hereby grants a proxy to exercise any such voting rights and undertakes to take all necessary action and issue all relevant proxies necessary to allow the Pledgee to exercise its rights.


4.   RIGHTS OF THE PLEDGEE


The Pledgee shall not be liable for any failure to collect or realise the Secured Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing nor shall the Pledgee be under any obligation to take any action whatsoever with regard thereto.


5.   REMEDIES IN CASE OF A DEFAULT


Upon the occurrence and the continuation of an Event of Default, the Pledgee may, without any demand, advertisement or notice of any other kind, other than the notice specified in clause 6 below, but without notice to any other person, realise the Pledged Shares pursuant to this agreement or any part thereof with the right for the Pledgee:

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(i)   in respect of such Pledged Shares that constitutes securities (including transferable securities) listed on a stock exchange or dealt in on one of the markets defined by article 118 of the Code de Commerce, either to cause the sale thereof on the stock exchange or on the aforesaid market through the intermediary of a person whom it may designate, or to appropriate such Pledged Shares in exchange for AmBev Shares in accordance with the Stock Purchase Agreement;

(ii) in respect of any Pledged Shares not listed or quoted on a stock exchange nor dealt in one of the markets defined by article 118 of the Code the Commerce, to cause the sale thereof at a stock exchange by public auction held by a public officer designated by the Pledgee; and

(iii) in respect of any Pledged Shares consisting of claims for sums of money, if a sum is owed by itself, to set off the amount due by the Pledgor and the amount due by it and, if the sum is owed by a third party, to require that third party to make payment of the amount due by such third party directly to it, upon maturity of the third party debt.

It is expressly agreed among the parties that upon Event of Default the Pledgee may subject to the notice referred to in clause 6 below proceed to appropriate the Pledged Shares as long as they comply with the conditions set out in (i) above and that upon transfer free and clear of all liens other than any contemplated in the Stock Purchase Agreement of all of the Pledged Shares to the Pledgee, the Pledgor shall be deemed to have fulfilled its delivery obligations of the Remaining Shares to the Pledgee under Sections 1.04 (d) (i) and 1.04 (e)
(i) of the Stock Purchase Agreement. In consideration therefor the Pledgee shall deliver to the Pledgee the relevant AmBev Shares (as defined in the Stock Purchase Agreement) in exchange as provided for in the Stock Purchase Agreement.

The Pledgor hereby irrevocably authorizes the Pledgee and irrevocably appoints the Pledgee as the Pledgor's attorney-in-fact, with full power of substitution, to execute any share transfer forms relating to any or all the Pledged Shares required by Luxembourg law in order to effect any appropriation or realization of the Pledged Shares in accordance with this Agreement upon an Event of Default.


6.   FORMAL NOTICE


Upon an Event of Default, the Pledgee may, after having formally given 2 business days' written notice to the Pledgor and to the Company in accordance with clause 15 below, exercise its remedies pursuant to clause 5. hereof.

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For the purpose of the preceding paragraph, a business day shall be a day where banks are open for business in Luxembourg.


7.   NO DISPOSITION, ETC.


The Pledgor agrees that, without the prior written consent of the Pledgee, it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Shares, nor will it create, incur or permit to exist any encumbrance (other than with the prior and express approval of the Pledgee) whether by law or by contract or as a result of a court order with respect to any of the Pledged Shares, or any interest therein, or any proceeds thereof, except for the security provided for by this Agreement.


8.   RELEASE


The Pledgor shall not be entitled to give any release of the Pledged Shares. The Pledgee shall not be obliged to give any release until discharge in full of all Secured Obligations.


9.   COVENANTS


(A) The Pledgor covenants and agrees that it will use its best endeavours to assist in the defense of the Pledgee's right, title and security in and to the Pledged Shares and the proceeds thereof against the claims and demands of all persons whomsoever and will defend the Pledgee's right to and security in any other property at any time hereafter pledged to the Pledgee as Pledge hereunder.

(B) The Pledgor undertakes to the Pledgee that without the prior written consent of the Pledgee, it will not do or cause or permit to be done anything which may adversely affect the interests of the Pledgee hereunder or the validity or enforceability of this Pledge.

(C) The Pledgor covenants and agrees to enter the particulars of this agreement on its register of mortgages, charges and other encumbrances and submit the same for registration by the Registrar of Companies (British Virgin Islands) in accordance with the law of the British Virgin Islands.

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(D)  If any time the Pledged Shares are evidenced by share certificates, the
     Pledgor shall promptly cause such share certificates to be delivered to an agent of the Pledgee in Luxembourg.


10.  FURTHER ASSURANCES


The Pledgor agrees that at any time and from time to time upon the written request of the Pledgee, the Pledgor will execute and deliver such further documents and do such further acts and things as the Pledgee may reasonably request in order to give effect to the purpose of this agreement.

Any cost or expense incurred by the Pledgee in connection with any such further document shall be for the account of the Pledgor and shall be paid promptly upon demand by the Pledgor to the Pledgee.


11.  SEVERABILITY


Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


12.  NO WAIVER; CUMULATIVE REMEDIES


The Pledgee shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or their remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Pledgee, and then only to the extent therein set forth. A waiver by or on behalf of the Pledgee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Pledgee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and in addition to or concurrent with the rights and remedies

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of the Pledgee under the Stock Purchase Agreement and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law. The obligations of the Pledgor under this Agreement are in addition to or concurrent with its obligations under the Stock Purchase Agreement, and no obligation of the Pledgor hereunder shall be deemed to replace any of the Pledgor's obligations under the Stock Purchase Agreement.


13.  WAIVERS, AMENDMENTS


Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing and signed by both parties. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee hereunder, inure to the benefit of the Pledgee and the successors and assigns thereof.


14.  ASSIGNMENT


The Pledgor may not assign or transfer all or any part of its rights or obligations hereunder. The Pledgee may assign or transfer all or any of its respective rights and obligations hereunder to the extent that such assignment or transfer is consistent with its rights, under the Stock Purchase Agreement.


15.  NOTICES


Every notice, request, demand or other communication under this agreement shall be given in accordance with the provisions of section 6.05. of the Escrow Agreement.


16.  GOVERNING LAW; JURISDICTION CLAUSE


This Agreement shall be governed by, and construed in accordance with the laws of Luxembourg.

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The parties hereby irrevocably submit to the exclusive jurisdiction of the
Luxembourg courts in connection with any disputes arising under this Agreement by signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Agreement and security interest created thereunder over the Pledged Shares for the purposes of article 114 (3) (c) of the Luxembourg Commercial Code, takes notice of the terms thereof and undertakes to duly register forthwith this Pledge in its share register.


IN WITNESS WHEREOF, each party has executed and delivered this agreement in three originals by its duly authorised officer as of the day and year first above written.



PLEDGOR:       /s/ C. Baillet
               -----------------------------------
               By:



PLEDGEE:       /s/ Marcel Herrmann Telles
               -----------------------------------
               By:


               /s/ Luis Felipe Pereira Dutra Leite
               -----------------------------------
               By:



COMPANY:       /s/ Jacques-Louis de Montalembert
               -----------------------------------
               By:


               /s/ Agustin Garcia Mansilla
               -----------------------------------
               By: